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PRIMEDEX HEALTH SYSTEMS, INC. AND AFFILIATES
EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE
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                                                          Three months ended             Nine months ended
                                                               July 31                        July 31
                                                    -----------------------------   -----------------------------
                                                        2002            2001            2002           2001
                                                    -------------   -------------   -------------   -------------
BASIC
  Weighted average number of common
     shares outstanding used in computing
     basic earnings per share                         41,001,000      40,147,000      40,832,000      39,845,000

  Net (loss) income                                 $ (5,122,000)   $  2,081,000    $ (3,369,000)   $  8,219,000
    Less: Accretion of redeemable preferred stock             --        (208,000)             --        (554,000)
                                                    -------------   -------------   -------------   -------------
   Income available to common stockholders          $ (5,122,000)   $  1,873,000    $ (3,369,000)   $  7,665,000
                                                    =============   =============   =============   =============

  Basic earnings per share                          $      (0.12)   $       0.05    $      (0.08)   $       0.19
                                                    =============   =============   =============   =============

DILUTED
  Weighted average number of common
     shares outstanding used in computing
     basic earnings per share                         41,001,000      40,147,000      40,832,000      39,845,000
  Assumed exercise of stock
     options and warrants
                                                              --       1,719,000              --         999,000
  Assumed conversion of preferred stock
                                                              --       5,727,000              --       3,795,000
                                                    -------------   -------------   -------------   -------------
                                                      41,001,000      47,593,000      40,832,000      44,639,000
                                                    =============   =============   =============   =============

  Income available to common stockholders           $ (5,122,000)   $  1,873,000    $ (3,369,000)   $  7,665,000
    Accretion of redeemable preferred stock
                                                              --         208,000              --         554,000
  Income available to common stockholders
                                                    -------------   -------------   -------------   -------------
    plus assumed conversions                        $ (5,122,000)   $  2,081,000    $ (3,369,000)   $  8,219,000
                                                    =============   =============   =============   =============

  Diluted earnings per share                        $      (0.12)   $       0.04    $      (0.08)   $       0.18
                                                    =============   =============   =============   =============


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